EXHIBIT 99.1

Oxford Reports Strong Fourth Quarter and Fiscal 2014 Results

-Fourth Quarter Sales Rise 10%; Adjusted EPS Increases 21% to $1.08-

-Company Reports Fiscal 2014 Adjusted EPS of $2.98 vs. $2.81 in Fiscal 2013-

-Company Increases Quarterly Dividend to $0.25 per Share-

-Company Issues Initial Guidance for Fiscal 2015-

-Company to Pursue Sale of Ben Sherman Business-

ATLANTA, March 26, 2015 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2014 fiscal year ended January 31, 2015. In the fourth quarter of fiscal 2014, consolidated net sales rose 10% to $274.5 million, as compared to $250.4 million in the fourth quarter of fiscal 2013. Adjusted earnings per share for the quarter rose 21% to $1.08, exceeding guidance and as compared to $0.89 in the same period last year. Fourth quarter GAAP earnings per share were $0.96 compared to $0.91 in the same period of the prior year.

For the full year of fiscal 2014, consolidated net sales rose 9% to $997.8 million from $917.1 million in fiscal 2013. Full-year adjusted earnings per share rose 6% to $2.98 for the 2014 fiscal year compared to $2.81 in the prior year. Full year GAAP earnings per share increased to $2.78 from $2.75 in the prior year.

For reference, tables reconciling GAAP to adjusted measures contained in this release for the periods presented are included at the end of this release.

Thomas C. Chubb III, CEO and President commented, "Fiscal 2014 was another good year for Oxford capped by a strong fourth quarter performance driven by solid comparable store sales increases and improved gross margin. We have continued to leverage and reinforce the market leadership positions of each of our key lifestyle brands and were pleased to see solid full-year performances from both Tommy Bahama and Lilly Pulitzer. These are foundational brands for Oxford that generate strong returns and have powerful, long-term growth opportunities."

Mr. Chubb continued, "Ben Sherman made great progress in 2014 and left the year with positive momentum, which we believe now positions it as an attractive acquisition target. With the aim of achieving long-term value for our shareholders, we have concluded that the sale of Ben Sherman is the right course of action. We have initiated a sale process and expect a timely conclusion."

Operating Group Results

Tommy Bahama In the fourth quarter of fiscal 2014, Tommy Bahama reported an 11% increase in net sales to $186.0 million compared to $167.8 million in the fourth quarter of fiscal 2013. Adjusted operating income for the quarter increased 11% from the same period in the prior year to $29.6 million primarily due to higher sales. The increase in net sales was driven by increases in all channels of distribution including a comparable store sales increase of 8%.

In fiscal 2014, net sales at Tommy Bahama increased 7% to $627.5 million from $584.9 million in fiscal 2013. This growth reflects increases in all channels of distribution and includes a comparable store sales increase of 4%. Adjusted operating income for the year was $72.9 million compared to $74.3 million in the prior year. The impact of lower gross margin and higher SG&A were partially offset by higher sales and higher royalty income. As of January 31, 2015, Tommy Bahama operated 157 retail stores globally, including 101 full-price stores, 15 restaurant-retail locations and 41 outlet stores, compared to 141 retail stores as of February 1, 2014.

For the fourth quarter of fiscal 2014, on a GAAP basis, Tommy Bahama had operating income of $29.1 million compared to operating income of $26.0 million in the fourth quarter of fiscal 2013. On a GAAP basis, operating income for fiscal 2014 at Tommy Bahama was $71.1 million compared to $72.2 million in fiscal 2013.

Lilly Pulitzer Lilly Pulitzer's net sales in the fourth quarter of fiscal 2014 increased to $34.8 million compared to $30.0 million during the same period of the prior year reflecting increases in all channels of distribution including a comparable store sales increase of 9%. Lilly Pulitzer's adjusted operating income in the fourth quarter of fiscal 2014 was $2.2 million compared to $1.5 million in the fourth quarter of fiscal 2013 due to higher sales and higher gross margin.

In fiscal 2014, net sales at Lilly Pulitzer increased 22% from the prior year to $167.7 million reflecting increases in all channels of distribution including a comparable store sales increase of 19%. Adjusted operating income increased 24% to $32.5 million compared to $26.2 million in fiscal 2013 due to higher sales and higher gross margin. As of January 31, 2015, Lilly Pulitzer operated 28 retail stores compared to 23 retail stores as of February 1, 2014.

For the fourth quarter of fiscal 2014, on a GAAP basis, Lilly Pulitzer reported operating income of $2.1 million compared to operating income of $1.4 million in the fourth quarter of fiscal 2013. On a GAAP basis, operating income for fiscal 2014 at Lilly Pulitzer increased to $32.2 million from $26.0 million in fiscal 2013.

Lanier Clothes Net sales in the fourth quarter of fiscal 2014 were $27.0 million compared to $29.8 million in fiscal 2013. The sales decrease was primarily due to decreased volume in certain private label programs. Lanier Clothes' operating income in the fourth quarter increased by 8% to $3.2 million primarily due to lower SG&A.

Fiscal 2014 net sales for Lanier Clothes increased to $112.9 million from $109.5 million in fiscal 2013 with operating income comparable to last year at $10.8 million. The increase in net sales was primarily due to higher sales in the private label business, which typically carries lower gross margin than branded programs.

Ben Sherman In the fourth quarter of fiscal 2014, net sales were $25.4 million compared to $20.1 million in the fourth quarter of fiscal 2013 with increases in all channels of distribution. Operating results improved, with a $0.9 million operating loss in the fourth quarter of fiscal 2014 compared to an operating loss of $2.6 million in the fourth quarter of fiscal 2013. This improvement was primarily due to higher net sales partially offset by the impact of higher markdowns on off-season inventory.

In fiscal 2014, net sales for Ben Sherman increased to $77.5 million compared to $67.2 million in fiscal 2013 with increases in all channels of distribution and a $2.2 million favorable impact of foreign currency translation. The loss from operations decreased to $10.8 million in fiscal 2014 from a loss of $13.1 million in fiscal 2013 primarily due to higher net sales despite a $0.6 million negative impact of foreign currency translation.

Corporate and Other For the fourth quarter of fiscal 2014, Corporate and Other had an adjusted operating loss of $5.2 million compared to an adjusted operating loss of $3.2 million in the fourth quarter of fiscal 2013. For fiscal 2014, Corporate and Other had an adjusted operating loss of $17.6 million compared to an adjusted operating loss of $12.8 million in fiscal 2013. Both the fourth quarter and full year fiscal 2014 adjusted results reflect higher corporate expenses, including incentive compensation, and lower Oxford Golf results, while fiscal 2013 benefited from a favorable change in insurance reserves.

On a GAAP basis, Corporate and Other reported an operating loss of $7.8 million in the fourth quarter of fiscal 2014 compared to an operating loss of $1.4 million in the same period of the prior year. On a GAAP basis, Corporate and Other had an operating loss of $19.7 million in fiscal 2014 compared to an operating loss of $11.2 million in the prior year.

Consolidated Operating Results

Net Sales In the fourth quarter of fiscal 2014, consolidated net sales rose 10% to $274.5 million compared to $250.4 million in the fourth quarter of fiscal 2013. For fiscal 2014, consolidated net sales rose 9% to $997.8 million from $917.1 million in fiscal 2013.

Gross Margin and Profit Adjusted gross margin in the fourth quarter of fiscal 2014 expanded slightly to 55.2% compared to 55.0% in the prior year, primarily due to a change in sales mix. Adjusted gross profit for the fourth quarter increased to $151.6 million from $137.7 million in the fourth quarter of fiscal 2013.

Fiscal 2014 adjusted gross margin declined to 55.8% from 56.1% in the prior year primarily due to a change in sales mix, with clearance and private label sales representing a greater proportion of total sales. Adjusted gross profit for fiscal 2014 increased to $556.8 million compared to $514.3 million in the prior year.

On a GAAP basis, gross margin in the fourth quarter of fiscal 2014 declined to 54.3% compared to 55.1% in the prior year period. Gross profit in the fourth quarter of fiscal 2014 was $149.0 million compared to $137.9 million in the same period of the prior year. On a GAAP basis, fiscal 2014 gross margin was 55.6% compared to 56.0% last year. Gross profit for the year rose to $554.7 million from $513.6 million in fiscal 2013. On a GAAP basis, declines in gross margin in both the fourth quarter and the full year of fiscal 2014 reflect a negative impact from LIFO accounting.

SG&A For the fourth quarter of fiscal 2014, adjusted SG&A was $127.9 million, or 46.6% of net sales, compared to $117.0 million, or 46.8% of net sales, in the fourth quarter of fiscal 2013. Fiscal 2014 adjusted SG&A was $487.2 million, or 48.8% of net sales, compared to $446.3 million, or 48.7% of net sales. Increases in SG&A were primarily due to the costs of operating additional retail stores, other expenses to support the growing Tommy Bahama and Lilly Pulitzer businesses and higher incentive compensation expense.

On a GAAP basis, SG&A for the fourth quarter of fiscal 2014 was $128.3 million, or 46.7% of net sales, compared to $117.8 million, or 47.0% of net sales, in the fourth quarter of fiscal 2013. On a GAAP basis, SG&A for fiscal 2014 was $488.9 million, or 49.0% of net sales, compared to $447.6 million, or 48.8% of net sales, in the prior year.

Royalties and Other Income For the fourth quarter of fiscal 2014, adjusted royalties and other income was $5.1 million compared to $4.7 million in the fourth quarter of fiscal 2013. Fiscal 2014 adjusted royalties and other income was $18.1 million compared to $17.4 million in fiscal 2013. Increases at Tommy Bahama and Lilly Pulitzer were partially offset by a decrease at Ben Sherman.

On a GAAP basis, royalties and other income for the fourth quarter of fiscal 2014 was $5.1 million compared to $6.3 million in the fourth quarter of fiscal 2013. On a GAAP basis, royalties and other income was $18.1 million in fiscal 2014 compared to $19.0 million in fiscal 2013. Both the fourth quarter and full year fiscal 2013 results included a $1.6 million gain on the sale of property.

Operating Income In the fourth quarter of fiscal 2014 adjusted operating income increased to $28.8 million compared to $25.4 million in the fourth quarter of fiscal 2013. For fiscal 2014, adjusted operating income was $87.8 million compared to $85.4 million in the prior year.

On a GAAP basis, operating income in the fourth quarter of fiscal 2014 was $25.7 million compared to $26.3 million in the fourth quarter of fiscal 2013. On a GAAP basis, operating income for fiscal 2014 was $83.6 million compared to $84.7 million in fiscal 2013.

Interest Expense Interest expense for the fourth quarter of fiscal 2014 was $0.7 million compared to $1.0 million in the fourth quarter of fiscal 2013. For fiscal 2014, interest expense declined 17% to $3.5 million from $4.2 million in fiscal 2013. The decrease was primarily due to lower borrowing rates and lower average borrowing in the current year.

Income Taxes For the fourth quarter of fiscal 2014, the effective tax rate was 36.8% compared to 40.9% in the fourth quarter of fiscal 2013, due to the impact of improved foreign results compared to the prior year.

For fiscal 2014, the Company's effective tax rate was 42.9% compared to 43.7% in fiscal 2013. The effective tax rate in both years was negatively impacted by the Company's inability to recognize a tax benefit for losses in certain foreign jurisdictions. The lower effective tax rate in fiscal 2014 was primarily due to lower foreign losses than the prior year.

Balance Sheet and Liquidity

Total inventories at January 31, 2015 were $148.2 million compared to $143.7 million at February 1, 2014. The increase in inventory levels was primarily to support anticipated sales growth. Receivables increased to $79.1 million compared to $75.3 million primarily due to higher wholesale sales late in the fourth quarter.

As of January 31, 2015, the Company had $109.0 million of borrowings outstanding and approximately $128.0 million of unused availability under its U.S. and U.K. revolving credit facilities.

The Company's capital expenditures for fiscal 2014 were $50.4 million compared to $43.4 in fiscal 2013. These expenditures consisted primarily of investments associated with new retail stores, information technology investments, store remodeling and investments in its facilities.

Outlook for Fiscal 2015 and the First Quarter of Fiscal 2015

The Company today announced that its Board of Directors has authorized the Company's management to pursue a sale of the Ben Sherman business. The Company has engaged Financo, Ltd. as its financial advisor to assist the Company in the process.

The Company expects to complete the sale of Ben Sherman during fiscal 2015. Therefore, the Company has excluded Ben Sherman operating results from the outlook for fiscal 2015 and from the fiscal 2014 results, as adjusted, that are presented for comparison. For reference, tables reconciling fiscal 2014 results from a GAAP basis to an adjusted basis are included at the end of this release.

Fiscal 2015 Net Sales and Earnings For fiscal year 2015, which ends on January 30, 2016, the Company currently expects net sales of $965 million to $980 million. Adjusted earnings per share are expected to be between $3.45 and $3.60. Fiscal 2014 net sales, as adjusted, were $920.3 million and adjusted earnings per share were $3.46. On a GAAP basis, which includes Ben Sherman, fiscal 2014 net sales were $997.8 million and earnings per share were $2.78.

Fiscal 2015 Interest and Taxes Interest expense is estimated to be comparable to fiscal 2014. Due to the uncertainty regarding the timing and amount of proceeds from a potential transaction involving Ben Sherman, no assumptions have been made about the impact of a transaction on interest expense in the Company's outlook for fiscal 2015. The effective tax rate for fiscal 2015, excluding Ben Sherman, is expected to be approximately 39%.

Fiscal 2015 Capital Expenditures Capital expenditures are expected to be approximately $70 million in fiscal 2015.  Of this amount, we anticipate approximately $13 million will be funded by landlords through tenant improvement allowance reimbursements. Capital expenditures for fiscal 2015 include the Company's typical expenditures associated with opening new retail stores and remodeling existing retail stores, as well as investments in information technology initiatives.  In addition, capital expenditure estimates include the relocation of the Tommy Bahama headquarters, additional distribution facility space for Lilly Pulitzer and the Tommy Bahama Waikiki restaurant-retail location.

First Quarter of Fiscal 2015 For the first quarter of fiscal 2015, the Company currently expects net sales of $250 million to $260 million. Adjusted earnings per share are expected to be between $1.15 and $1.25. In the first quarter of fiscal 2014, net sales, as adjusted, were $242.6 million and adjusted EPS was $1.19. On a GAAP basis, which includes Ben Sherman, first quarter fiscal 2014 net sales were $257.6 million and earnings per share were $0.91.

Outlook for Fiscal 2015 by Operating Group

Tommy Bahama For fiscal 2015, Tommy Bahama expects percentage net sales increases in the mid to high single digits compared to fiscal 2014. Tommy Bahama's operating margin in fiscal 2015 is expected to be slightly lower than fiscal 2014. Gross margin improvements are expected to be offset by higher SG&A. Included in the higher SG&A are approximately $2.2 million of pre-opening expenses associated with the Waikiki restaurant-retail location and $2.6 million of expenses associated with the relocation of the Tommy Bahama headquarters.

Lilly Pulitzer For fiscal 2015, Lilly Pulitzer is expecting net sales increases of 11% to 13% compared to fiscal 2014. In fiscal 2015, operating margin is expected to be comparable with fiscal 2014 as Lilly Pulitzer continues to invest in infrastructure including people, systems and stores.

Lanier Clothes For fiscal 2015, Lanier Clothes expects a decrease in net sales, primarily due to the impact of a customer's decision to focus on house brands. As a result, Lanier Clothes' net sales are expected to be approximately $100 million compared to $112.9 million in fiscal 2014. Operating margin on this reduced sales base is expected to decline to approximately 8.5% in fiscal 2015.

Corporate and Other For fiscal 2015, the Corporate and Other operating loss is expected to increase by approximately $2 million. Both years include overhead and service costs previously allocated to Ben Sherman.

Dividend

The Company announced that its Board of Directors has declared a cash dividend of $0.25 per share payable on May 1, 2015 to shareholders of record as of the close of business on April 17, 2015. This represents a 19% increase from the dividend paid in the fourth quarter of fiscal 2014. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. A replay of the call will be available through April 9, 2015 by dialing (858) 384-5517, access code 5700931.

Sale of Ben Sherman Business

The Company expects to complete the sale of Ben Sherman during fiscal 2015. However, no specific timetable has been set for consummation of a transaction and no decision has been made as to the terms or structure of a transaction. There can be no assurance that a transaction will take place, and the Company's Board of Directors may consider other alternatives for the Ben Sherman business that it believes are in the best interest of shareholders. The Company does not intend to provide any updates while this process is ongoing.

Presentation of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The Company believes that presenting operating results and outlook on a non-GAAP basis is useful to investors because it allows investors to make decisions based on ongoing operations. For reference, tables reconciling historic non-GAAP financial measures, which are preliminary and unaudited, to comparable GAAP measures are included at the end of this release. The Company is unable to provide a quantitative reconciliation of forward-looking non-GAAP financial measures presented in this release without unreasonable effort because the Company cannot reliably predict the timing of any sale of Ben Sherman or the terms and structure of any such transaction. The unavailable reconciling items could significantly impact the Company's future financial results.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, and Dockers® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, warehouse clubs, and Internet retailers. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Safe Harbor

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the uncertainties related to any potential sale transaction involving Ben Sherman being identified or consummated (including, among others, the timing of any transaction and the ultimate impact of any transaction on our business and operating results) and assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, competitive conditions, timing of shipments requested by our wholesale customers, expected pricing levels, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, weather, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2014 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except par amounts)

	January 31, 2015	February 1, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$ 5,281	$ 8,483
Receivables, net	79,104	75,277
Inventories, net	148,215	143,712
Prepaid expenses, net	24,219	23,095
Deferred tax assets	24,503	20,465
Total current assets	281,322	271,032
Property and equipment, net	155,076	141,519
Intangible assets, net	167,770	173,023
Goodwill	17,295	17,399
Other non-current assets, net	23,604	24,332
Total Assets	$ 645,067	$ 627,305
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 80,856	$ 75,527
Accrued compensation	27,519	18,412
Income tax payable	3,635	6,584
Other accrued expenses and liabilities	29,659	26,030
Contingent consideration	12,500	2,500
Short-term debt	4,126	3,993
Total current liabilities	158,295	133,046
Long-term debt	104,842	137,592
Non-current contingent consideration	—	12,225
Other non-current liabilities	58,113	51,520
Non-current deferred income taxes	33,212	32,759
Commitments and contingencies
Shareholders' Equity:
Common stock, $1.00 par value per share	16,478	16,416
Additional paid-in capital	119,052	114,021
Retained earnings	185,229	153,344
Accumulated other comprehensive loss	(30,154)	(23,618)
Total shareholders' equity	290,605	260,163
Total Liabilities and Shareholders' Equity	$ 645,067	$ 627,305

Oxford Industries, Inc.
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Fourth Quarter	Fourth Quarter
	Fiscal 2014	Fiscal 2013	Fiscal 2014	Fiscal 2013
Net sales	$ 274,454	$ 250,364	$ 997,806	$ 917,097
Cost of goods sold	125,464	112,499	443,127	403,523
Gross profit	148,990	137,865	554,679	513,574
SG&A	128,305	117,762	488,924	447,645
Change in fair value of contingent consideration	69	69	275	275
Royalties and other operating income	5,087	6,312	18,123	19,016
Operating income	25,703	26,346	83,603	84,670
Interest expense, net	701	996	3,483	4,169
Earnings before income taxes	25,002	25,350	80,120	80,501
Income taxes	9,208	10,377	34,362	35,210
Net earnings	$ 15,794	$ 14,973	$ 45,758	$ 45,291
Net earnings per share:
Basic	$ 0.96	$ 0.91	$ 2.79	$ 2.75
Diluted	$ 0.96	$ 0.91	$ 2.78	$ 2.75
Weighted average shares outstanding:
Basic	16,440	16,414	16,429	16,450
Diluted	16,502	16,444	16,471	16,482
Dividends declared per share	$ 0.21	$ 0.18	$ 0.84	$ 0.72

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Fiscal 2014	Fiscal 2013
Cash Flows From Operating Activities:
Net earnings	$ 45,758	$ 45,291
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation	35,165	31,677
Amortization of intangible assets	2,481	2,225
Change in fair value of contingent consideration	275	275
Amortization of deferred financing costs and bond discount	385	443
Gain on sale of property and equipment	—	(1,611)
Stock compensation expense	4,103	1,659
Deferred income taxes	(3,217)	674
Excess tax benefits related to stock-based compensation	—	(6,086)
Changes in working capital, net of acquisitions and dispositions:
Receivables	(5,672)	(11,917)
Inventories	(7,101)	(29,488)
Prepaid expenses	(1,646)	(3,068)
Current liabilities	18,314	16,821
Other non-current assets	37	(1,031)
Other non-current liabilities	6,527	6,870
Cash provided by operating activities	95,409	52,734
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(17,888)
Purchases of property and equipment	(50,355)	(43,372)
Proceeds from sale of property and equipment	—	2,130
Cash used in investing activities	(50,355)	(59,130)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(352,784)	(329,695)
Proceeds from revolving credit arrangements	320,548	354,649
Deferred financing costs paid	—	(401)
Payment of contingent consideration amounts earned	(2,500)	—
Proceeds from issuance of common stock, including excess tax benefits	990	7,499
Repurchase of stock awards for employee tax withholding liabilities	—	(13,199)
Cash dividends declared and paid	(13,873)	(11,915)
Cash (used in) provided by financing activities	(47,619)	6,938
Net change in cash and cash equivalents	(2,565)	542
Effect of foreign currency translation on cash and cash equivalents	(637)	424
Cash and cash equivalents at the beginning of year	8,483	7,517
Cash and cash equivalents at the end of year	$ 5,281	$ 8,483

Oxford Industries, Inc.
Operating Group Information
(unaudited)
(in thousands)

	Fourth Quarter Fiscal 2014	Fourth Quarter Fiscal 2013	Fiscal 2014	Fiscal 2013
Net sales
Tommy Bahama	$ 185,963	$ 167,767	$ 627,498	$ 584,941
Lilly Pulitzer	34,752	30,004	167,736	137,943
Lanier Clothes	26,984	29,811	112,934	109,530
Ben Sherman	25,423	20,080	77,481	67,218
Corporate and Other	1,332	2,702	12,157	17,465
Total	$ 274,454	$ 250,364	$ 997,806	$ 917,097

Operating Income (Loss)
Tommy Bahama	$ 29,137	$ 26,017	$ 71,132	$ 72,207
Lilly Pulitzer	2,082	1,416	32,190	25,951
Lanier Clothes	3,157	2,927	10,849	10,828
Ben Sherman	(861)	(2,593)	(10,832)	(13,131)
Corporate and Other	(7,812)	(1,421)	(19,736)	(11,185)
Total operating income	$ 25,703	$ 26,346	$ 83,603	$ 84,670

Reconciliation of Certain Operating Results Information Presented in Accordance with GAAP to Certain Operating Results Information, as Adjusted (unaudited)
Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating results for the periods presented to other periods.

	Fourth Quarter Fiscal 2014	Fourth Quarter Fiscal 2013	Fiscal 2014	Fiscal 2013
GAAP
Net sales	$ 274,454	$ 250,364	$ 997,806	$ 917,097
Gross profit	$ 148,990	$ 137,865	$ 554,679	$ 513,574
Gross margin (1)	54.3%	55.1%	55.6%	56.0%
SG&A	$ 128,305	$ 117,762	$ 488,924	$ 447,645
SG&A as percentage of net sales	46.7%	47.0%	49.0%	48.8%
Operating income	$ 25,703	$ 26,346	$ 83,603	$ 84,670
Operating margin (2)	9.4%	10.5%	8.4%	9.2%
Earnings before income taxes	$ 25,002	$ 25,350	$ 80,120	$ 80,501
Net earnings	$ 15,794	$ 14,973	$ 45,758	$ 45,291
Diluted net earnings per share	$ 0.96	$ 0.91	$ 2.78	$ 2.75
Weighted average shares outstanding - diluted	16,502	16,444	16,471	16,482
Adjustments to operating results
LIFO accounting adjustments (3)	$ 2,604	$ (162)	$ 2,131	$ (27)
Inventory step-up (4)	$ —	$ —	$ —	$ 707
Amortization of Canadian intangible assets (5)	$ 422	$ 715	$ 1,764	$ 1,377
Change in fair value of contingent consideration (6)	$ 69	$ 69	$ 275	$ 275
Gain on the sale of property (7)	$ —	$ (1,611)	$ —	$ (1,611)
Impact of income taxes on adjustments above (8)	$ (1,029)	$ 656	$ (926)	$ 372
Adjustment to net earnings	$ 2,066	$ (333)	$ 3,244	$ 1,093
As adjusted
Gross profit	$ 151,594	$ 137,703	$ 556,810	$ 514,254
Gross margin (1)	55.2%	55.0%	55.8%	56.1%
SG&A	$ 127,883	$ 117,047	$ 487,160	$ 446,268
SG&A as percentage of net sales	46.6%	46.8%	48.8%	48.7%
Operating income	$ 28,798	$ 25,357	$ 87,773	$ 85,391
Operating margin (2)	10.5%	10.1%	8.8%	9.3%
Earnings before income taxes	$ 28,097	$ 24,361	$ 84,290	$ 81,222
Net earnings	$ 17,860	$ 14,640	$ 49,002	$ 46,384
Diluted net earnings per share	$ 1.08	$ 0.89	$ 2.98	$ 2.81

(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statement of operations resulting from LIFO accounting adjustments in each period.
(4) Inventory step-up reflects the purchase accounting charge recognized in cost of goods sold in the consolidated statement of operations related to the Tommy Bahama Canada acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold.
(5) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(6) Change in fair value of contingent consideration reflects the consolidated statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.
(7) Gain on the sale of property reflects the statement of operations impact resulting from the gain on the sale of the Company's former corporate headquarters.
(8) Impact of income taxes reflects the estimated consolidated statement of operations tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
Reconciliation of Operating Income (Loss) in Accordance with GAAP to Operating Income (Loss), as Adjusted (unaudited)
Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operating group operating results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operating group results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating group operating income (loss) for the periods presented to other periods.

	Fourth Quarter Fiscal 2014
	Operating income (loss), as reported	LIFO accounting adjustments	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)
Tommy Bahama	$ 29,137	$ —	$ 422	$ —	$ 29,559
Lilly Pulitzer	2,082	—	—	69	2,151
Lanier Clothes	3,157	—	—	—	3,157
Ben Sherman	(861)	—	—	—	(861)
Corporate and Other	(7,812)	2,604	—	—	(5,208)
Total	$ 25,703	$ 2,604	$ 422	$ 69	$ 28,798

	Fourth Quarter Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustments	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Gain on the sale of property	Operating income (loss), as adjusted
		(1)	(2)	(3)	(4)
Tommy Bahama	$ 26,017	$ —	$ 715	$ —	$ —	$ 26,732
Lilly Pulitzer	1,416	—	—	69	—	1,485
Lanier Clothes	2,927	—	—	—	—	2,927
Ben Sherman	(2,593)	—	—	—	—	(2,593)
Corporate and Other	(1,421)	(162)	—	—	(1,611)	(3,194)
Total	$ 26,346	$ (162)	$ 715	$ 69	$ (1,611)	$ 25,357

	Fiscal 2014
	Operating income (loss), as reported	LIFO accounting adjustments	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Operating income (loss), as adjusted
		(1)	(2)	(3)
Tommy Bahama	71,132	$ —	$ 1,764	$ —	$ 72,896
Lilly Pulitzer	32,190	—	—	275	32,465
Lanier Clothes	10,849	—	—	—	10,849
Ben Sherman	(10,832)	—	—	—	(10,832)
Corporate and Other	(19,736)	2,131	—	—	(17,605)
Total	$ 83,603	$ 2,131	$ 1,764	$ 275	$ 87,773

	Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustments	Inventory step-up	Amortization of Canadian intangible assets	Change in fair value of contingent consideration	Gain on the sale of property	Operating income (loss), as adjusted
		(1)	(5)	(2)	(3)	(4)
Tommy Bahama	$ 72,207	$ —	$ 707	$ 1,377	$ —	$ —	$ 74,291
Lilly Pulitzer	25,951	—	—	—	275	—	26,226
Lanier Clothes	10,828	—	—	—	—	—	10,828
Ben Sherman	(13,131)	—	—	—	—	—	(13,131)
Corporate and Other	(11,185)	(27)	—	—	—	(1,611)	(12,823)
Total	$ 84,670	$ (27)	$ 707	$ 1,377	$ 275	$ (1,611)	$ 85,391

(1) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statement of operations resulting from LIFO accounting adjustments in each period.
(2) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(3) Change in fair value of contingent consideration reflects the consolidated statement of operations impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.
(4) Gain on the sale of property reflects the statement of operations impact resulting from the gain on the sale of the Company's former corporate headquarters.
(5) Inventory step-up reflects the purchase accounting charge recognized in cost of goods sold in the consolidated statement of operations related to the Tommy Bahama Canada acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold.

Reconciliation of Net Earnings per Diluted Share Presented in Accordance with GAAP to Net Earnings per Diluted Share, as Adjusted (unaudited)
Set forth below is the reconciliation of reported net earnings per diluted share for certain historical periods, each presented in accordance with GAAP, to the net earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company's results for the periods presented to other periods. Note that columns may not add due to rounding.

	Fourth Quarter Fiscal 2014	Fourth Quarter Fiscal 2014	Fourth Quarter Fiscal 2013	Fiscal 2014	Fiscal 2013
	Actual	Guidance (1)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$ 0.96	$0.93 -- $1.03	$ 0.91	$ 2.78	$ 2.75
LIFO accounting adjustments (2)	0.10	0.00	(0.01)	0.08	—
Inventory step-up (3)	—	—	—	—	0.04
Amortization of Canadian intangible assets (4)	0.03	0.03	0.04	0.11	0.08
Change in fair value of contingent consideration (5)	0.00	0.00	0.00	0.01	0.01
Gain on the sale of property (6)	—	—	(0.06)	—	(0.06)
As adjusted	1.08	$0.96 -- $1.06	0.89	$ 2.98	$ 2.81

(1) Guidance as issued on December 10, 2014.
(2) LIFO accounting adjustments reflect the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments included in cost of goods sold in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(3) Inventory step-up reflects the purchase accounting impact, net of income taxes, on net earnings per diluted share resulting from the charge recognized in cost of goods sold in the consolidated statement of operations related to the Tommy Bahama Canada acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. The Company does not anticipate any such inventory step-up charges related to the Tommy Bahama Canada acquisition in future periods.
(4) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings per diluted share resulting from the amortization included in SG&A in the consolidated statement of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(5) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The Company does not anticipate any such change in fair value of contingent consideration charges in future periods.
(6) Gain on sale of property reflects the impact, net of income taxes, on net earnings per diluted share resulting from the gain on the sale of property.

Supplemental Reconciliation of Certain Operating Results Information Presented in Accordance with GAAP to Certain Operating Results Information, as Adjusted (unaudited)
Set forth in the tables below are the reconciliations, in thousands except per share amounts, of certain operating results information for Fiscal 2014, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating results for the periods presented to other periods.

Consolidated Operating Results Information
	Fiscal 2014
	First	Second	Third	Fourth	Full
GAAP operating results, as reported	Quarter	Quarter	Quarter	Quarter	Year
Net sales	$ 257,649	$ 246,246	$ 219,457	$ 274,454	$ 997,806
Gross profit	$ 147,328	$ 145,415	$ 112,946	$ 148,990	$ 554,679
Gross margin (1)	57.2%	59.1%	51.5%	54.3%	55.6%
SG&A	$ 123,231	$ 122,397	$ 114,991	$ 128,305	$ 488,924
SG&A as a percentage of net sales	47.8%	49.7%	52.4%	46.7%	49.0%
Operating income	$ 28,469	$ 26,825	$ 2,606	$ 25,703	$ 83,603
Operating margin (2)	11.0%	10.9%	1.2%	9.4%	8.4%
Earnings before income taxes	$ 27,396	$ 25,904	$ 1,818	$ 25,002	$ 80,120
Net earnings (loss)	$ 14,969	$ 15,069	$ (74)	$ 15,794	$ 45,758
Net earnings (loss) per share	$ 0.91	$ 0.92	$ (0.00)	$ 0.96	$ 2.78
Weighted average shares outstanding - diluted	16,450	16,460	16,435	16,502	16,471

Adjustments to operating results
LIFO accounting adjustments (3)	$ 121	$ (168)	$ (426)	$ 2,604	$ 2,131
Amortization of Canadian intangible assets (4)	443	454	445	422	1,764
Change in fair value of contingent consideration (5)	69	68	69	69	275
Impact of income taxes on adjustments above (6)	(73)	39	137	(1,029)	(926)
Adjustment to net earnings (loss)	$ 560	$ 393	$ 225	$ 2,066	$ 3,244

Operating results, as adjusted
Net sales	$ 257,649	$ 246,246	$ 219,457	$ 274,454	$ 997,806
Gross profit	$ 147,449	$ 145,247	$ 112,520	$ 151,594	$ 556,810
Gross margin (1)	57.2%	59.0%	51.3%	55.2%	55.8%
SG&A	$ 122,788	$ 121,943	$ 114,546	$ 127,883	$ 487,160
SG&A as a percentage of net sales	47.7%	49.5%	52.2%	46.6%	48.8%
Operating income	$ 29,102	$ 27,179	$ 2,694	$ 28,798	$ 87,773
Operating margin (2)	11.3%	11.0%	1.2%	10.5%	8.8%
Earnings before income taxes	$ 28,029	$ 26,258	$ 1,906	$ 28,097	$ 84,290
Net earnings	$ 15,529	$ 15,462	$ 151	$ 17,860	$ 49,002
Net earnings per share	$ 0.94	$ 0.94	$ 0.01	$ 1.08	$ 2.98

Adjustments to operating results to exclude Ben Sherman
Net sales (7)	$ (15,083)	$ (18,696)	$ (18,279)	$ (25,423)	$ (77,481)
Gross profit (7)	$ (6,956)	$ (9,144)	$ (9,081)	$ (11,549)	$ (36,730)
SG&A (7)(8)	$ (12,391)	$ (12,454)	$ (12,100)	$ (13,185)	$ (50,130)
Royalties and other operating income (7)	$ (1,171)	$ (576)	$ (1,237)	$ (1,200)	$ (4,184)
Operating income (7)	$ 4,264	$ 2,734	$ 1,782	$ 436	$ 9,216
Interest expense (7)(9)	$ 103	$ 33	$ 58	$ 53	$ 247
Earnings before income taxes (7)	$ 4,367	$ 2,767	$ 1,840	$ 489	$ 9,463
Income taxes (10)	$ 278	$ 547	$ (6)	$ 605	$ 1,424
Adjustment to net earnings by excluding Ben Sherman (7)	$ 4,089	$ 2,220	$ 1,846	$ (116)	$ 8,039
Adjustment to net earnings by excluding Ben Sherman (7)	$ 0.25	$ 0.13	$ 0.11	$ (0.01)	$ 0.49

Operating results, as adjusted and excluding Ben Sherman
Net sales	$ 242,566	$ 227,550	$ 201,178	$ 249,031	$ 920,325
Gross profit	$ 140,493	$ 136,103	$ 103,439	$ 140,045	$ 520,080
Gross margin (1)	57.9%	59.8%	51.4%	56.2%	56.5%
SG&A	$ 110,397	$ 109,489	$ 102,446	$ 114,698	$ 437,030
SG&A as a percentage of net sales	45.5%	48.1%	50.9%	46.1%	47.5%
Operating income	$ 33,366	$ 29,913	$ 4,476	$ 29,234	$ 96,989
Operating margin (2)	13.8%	13.1%	2.2%	11.7%	10.5%
Earnings before income taxes	$ 32,396	$ 29,025	$ 3,746	$ 28,586	$ 93,753
Net earnings	$ 19,618	$ 17,682	$ 1,997	$ 17,744	$ 57,041
Net earnings per share	$ 1.19	$ 1.07	$ 0.12	$ 1.08	$ 3.46

Operating Income (loss) by operating group
GAAP operating income, as reported
Tommy Bahama	$ 19,862	$ 21,758	$ 375	$ 29,137	$ 71,132
Lilly Pulitzer	14,800	11,177	4,131	2,082	32,190
Lanier Clothes	2,738	1,537	3,417	3,157	10,849
Ben Sherman	(4,675)	(3,128)	(2,168)	(861)	(10,832)
Corporate and Other	(4,256)	(4,519)	(3,149)	(7,812)	(19,736)
Operating income	$ 28,469	$ 26,825	$ 2,606	$ 25,703	$ 83,603

Adjustments to operating results
Tommy Bahama (4)	$ 443	$ 454	$ 445	$ 422	$ 1,764
Lilly Pulitzer (5)	69	68	69	69	275
Lanier Clothes	--	--	--	--	--
Ben Sherman	--	--	--	--	--
Corporate and Other (3)	121	(168)	(426)	2,604	2,131
Adjustment to operating income	$ 633	$ 354	$ 88	$ 3,095	$ 4,170

Operating income, as adjusted
Tommy Bahama	$ 20,305	$ 22,212	$ 820	$ 29,559	$ 72,896
Lilly Pulitzer	14,869	11,245	4,200	2,151	32,465
Lanier Clothes	2,738	1,537	3,417	3,157	10,849
Ben Sherman	(4,675)	(3,128)	(2,168)	(861)	(10,832)
Corporate and Other	(4,135)	(4,687)	(3,575)	(5,208)	(17,605)
Operating income	$ 29,102	$ 27,179	$ 2,694	$ 28,798	$ 87,773

Adjustments to operating income to exclude Ben Sherman
Tommy Bahama	$ --	$ --	$ --	$ --	$ --
Lilly Pulitzer	--	--	--	--	--
Lanier Clothes	--	--	--	--	--
Ben Sherman (7)	4,675	3,128	2,168	861	10,832
Corporate and Other (11)	(411)	(394)	(386)	(425)	(1,616)
Adjustments to operating income by excluding Ben Sherman	$ 4,264	$ 2,734	$ 1,782	$ 436	$ 9,216

Operating income, as adjusted and excluding Ben Sherman
Tommy Bahama	$ 20,305	$ 22,212	$ 820	$ 29,559	$ 72,896
Lilly Pulitzer	14,869	11,245	4,200	2,151	32,465
Lanier Clothes	2,738	1,537	3,417	3,157	10,849
Ben Sherman	--	--	--	--	--
Corporate and Other	(4,546)	(5,081)	(3,961)	(5,633)	(19,221)
Operating income	$ 33,366	$ 29,913	$ 4,476	$ 29,234	$ 96,989

Notes to adjusted financial information

(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustments reflect the impact on cost of goods sold in the consolidated statement of operations resulting from LIFO accounting adjustments in each period.
(4) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of operations related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(5) Change in fair value of contingent consideration reflects the consolidated statement of operations impact resulting from the change in fair value of the contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.
(6) Impact of income taxes reflects the estimated consolidated statement of operations tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(7) Represents the amounts attributable to Ben Sherman operations, except as otherwise noted in footnotes (8) and (11).
(8) Represents previously recognized SG&A of Ben Sherman, but excludes approximately $1.6 million for the year, or $0.4 million per quarter, of corporate overhead and service costs that had previously been allocated to Ben Sherman in Fiscal 2014. Such corporate overhead and service costs may not be eliminated as a result of a transaction and have therefore been included in Corporate and Other.
(9) Represents interest expense directly attributable to the Ben Sherman operations in Fiscal 2014. This interest relates to interest expense associated with the Company's United Kingdom revolving credit agreement. No general interest expense of the Company has been allocated to Ben Sherman.
(10) Represents the residual tax expense after calculating the income taxes for ongoing operations excluding Ben Sherman operations.
(11) Represents corporate overhead and service costs that had previously been allocated to Ben Sherman. Such corporate overhead and service costs may not be eliminated as a result of a sale of Ben Sherman and have therefore been included in Corporate and Other.
CONTACT: Anne M. Shoemaker
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         E-mail: InvestorRelations@oxfordinc.com